OSS Announces Closing of $12.5 Million Registered Direct Offering of Common Stock

ESCONDIDO, Calif., October 1, 2025 (GLOBE NEWSWIRE) -- One Stop Systems, Inc. (“OSS” or the “Company”) (Nasdaq: OSS), a leader in rugged Enterprise Class compute for artificial intelligence (AI), machine learning (ML) and sensor processing at the edge, today announced the closing of its previously announced registered direct offering with participation from certain new and existing institutional investors for the purchase and sale of 2,500,000 shares of common stock at a purchase price of $5.00 per share, resulting in gross proceeds of approximately $12.5 million, before deducting placement agent commissions and other offering expenses.

“We entered the second half of the year with strong momentum. This offering provides the capital to support our current and future sales growth, while also strengthening our balance sheet. With enhanced financial flexibility, we are well positioned to pursue opportunities that we believe will further accelerate our growth and extend our leadership in enterprise-class compute at the edge,” stated OSS President and CEO, Mike Knowles.

The Company intends to use the net proceeds from the offering for growth strategy advancement, working capital to support expected growing sales within core OSS segment and business acceleration, with a focus on mergers and acquisitions and overall expansion both domestically and internationally.

A.G.P./Alliance Global Partners acted as the lead placement agent and Roth Capital Partners acted as joint-placement agent in connection with the offering.

The securities described above were offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-274073) which was declared effective by the Securities and Exchange Commission (the “SEC”) on August 25, 2023. This offering was made only by means of a prospectus which is part of the effective registration statement. A prospectus supplement and the accompanying base prospectus relating to the registered direct offering are filed with the SEC and are available on the SEC's website located at http://www.sec.gov. Additionally, electronic copies of the prospectus supplement and the accompanying base prospectus may be obtained, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI enabled solutions for the demanding 'edge'. OSS designs and manufactures Enterprise Class compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring PCIe Switch Fabric technology from the data center to harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

Forward Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on the Company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of its plans or expectations will be achieved, including but not limited to the consummation of the public offering described herein, on the anticipated terms, or at all. These risks and uncertainties also include market conditions, the satisfaction of customary closing conditions related to the public offering and or the benefit of the public offering. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Robert Kalebaugh

One Stop Systems, Inc.

Tel (858) 518-6154

Email contact

Investor Relations:

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

Email contact